1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/David Roady
FD
(212) 850-5600

NexCen Brands Announces Marvin Traub
Resigns from Board of Directors

NEW YORK - December 5, 2008 - NexCen Brands, Inc. (NASDAQ: NEXC), today announced that Marvin Traub has resigned from its Board of Directors, effective December 4, 2008. Mr. Traub was elected director of NexCen Brands, Inc. on May 2, 2007.

David S. Oros, Chairman of NexCen Brands stated, “Marvin brought to the Company’s board a wealth of experience and insight, especially with respect to the retail and consumer goods sector. We are grateful for his sage counsel throughout his tenure and in connection with the Company’s exit from its retail licensing businesses.  On behalf of the board, our shareholders and employees, I thank Marvin and wish him the best.”

About NexCen Brands
NexCen manages global brands, generating revenue through franchising and licensing. The Company currently owns seven franchised brands. Two sell retail footwear and accessories (The Athlete’s Foot and Shoebox New York), and five are quick service restaurants (Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies). We also currently own and license the Bill Blass consumer products brand.